UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 26, 2007

Chatsworth Acquisitions III, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-52182	20-3721090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o DAS Consulting LLC, 56 Pine Street, #11F, New York, NY 10005
(Address of principal executive offices)

Registrant’s telephone number, including area code	(212) 750-3355

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFP 230.425)

☐ Soliciting material pursuant to Rule 14A-12 of the Exchange Act (17 CFR 240.14D-2(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 26, 2007, Chatsworth Acquisitions III, Inc. (the “Company”) commenced a private placement (the “Offering”) of shares (the “Shares”) of its common stock, par value $.001 per share (the “Common Stock”) on a best efforts basis with expected gross proceeds of up to $30,000. The Company is offering up to 400 investment units (the “Units”), each Unit consisting of 2,500 Shares at a per Unit price of $75.00. The offering period during which the Company will accept subscriptions to purchase Shares (the “Offering Period”) commenced on September 26, 2007 and will continue until the earliest of: (i) the sale of all the Units being offered; (ii) 60 days from September 26, 2007 (subject to extension by the Company for an additional 60 days); and (iii) the termination of the Offering Period by the Company. The Company plans to use the net proceeds of the Offering as working capital. The Company is completing the Offering in order to increase the number of stockholders in the Company so that the Company is more desirable as a public entity with which a private enterprise may wish to combine. In connection with the Offering, the Company is expected to agree, subject to certain terms and conditions, to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering the resale of the Shares.

The Shares are expected to be issued to accredited investors under an exemption from the registration requirements of the Securities Act, and any purchasers would be prohibited from offering or selling the Shares purchased in the Offering in the absence of an effective registration statement or an applicable exemption from registration requirements.

This Current Report on Form 8-K is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATSWORTH ACQUISITIONS III, INC.

Date: September 26, 2007	By:	/s/ Deborah A. Salerno
Name: Deborah A. Salerno Title: President